Exhibit 99.1

Mercantile Bank Corporation Announces Second Quarter Cash Dividend

And Expansion of Stock Repurchase Program

Board declares $0.16 quarterly cash dividend on common stock resulting in current annual yield of 2.8%

Common Stock Repurchase Program expanded by $15 million

GRAND RAPIDS, Mich., April 19, 2016 – Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) announced today that on April 14, 2016, its Board of Directors declared a regular quarterly cash dividend of $0.16 per common share, payable June 23, 2016 to holders of record as of June 10, 2016.

“We are pleased that our sound financial condition has allowed us to continue our cash dividend program,” said Michael Price, Chairman, President and Chief Executive Officer of Mercantile. “The sustained cash dividend program demonstrates the confidence of our Board of Directors and management team in Mercantile’s future and exemplifies our ongoing commitment to provide a meaningful return to shareholders.”

Mercantile also announced today that its Board of Directors has authorized a $15 million expansion of its existing common stock repurchase program. Since the implementation of its repurchase program in January of 2015, the Company has repurchased 936,197 shares of its common stock totaling approximately $19 million, or a weighted-average purchase price of $20.32 per share.

“We are also pleased with the performance of our common stock repurchase program to date and believe it has served to enhance shareholder value,” said Mr. Price. “Expansion of the program will provide us with an additional means to return value to our shareholders over the coming months.”

The shares may be repurchased from time to time in open market transactions at prevailing market prices or by other means in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management in its discretion and will depend on a number of factors, including the market price of Mercantile’s stock, general market and economic conditions, Mercantile’s capital position, financial performance and alternative uses of capital, and applicable legal requirements. The program may be discontinued at any time.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $2.9 billion and operates 48 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman, President & CEO	Executive Vice President & CFO
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com